Exhibit 99.1

For Immediate News Release
July 23, 2014

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2014 OPERATING RESULTS
AND UPDATES FULL YEAR 2014 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended June 30, 2014 of $158,086,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.21 for the three months ended June 30, 2014, compared to EPS of $0.28 for the comparable period of 2013, an increase of 332.1%. For the six months ended June 30, 2014, EPS was $2.31 compared to EPS of $0.89 for the comparable period of 2013, an increase of 159.6%.

The increase in EPS for the three and six months ended June 30, 2014 over the respective prior year periods is due primarily to an increase in Net Operating Income (“NOI”) from newly developed and acquired communities, including those acquired as part of the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013, and a decrease in depreciation expense related to in-place leases acquired as part of the Archstone acquisition. The increase for the six months ended June 30, 2014 is also attributable to a decrease in expensed acquisition costs related to the Archstone acquisition.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2014 increased 10.3% to $1.71 from $1.55 for the comparable period of 2013. FFO per share for the six months ended June 30, 2014 increased 41.9% to $3.35 from $2.36 for the comparable period of 2013. FFO per share adjusted for non-routine items as detailed in the Definitions and Reconciliations of this release ("Core FFO" per share) increased by 4.9% to $1.70 and 11.0% to $3.32 for the three and six months ended June 30, 2014, respectively, over the prior year periods.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the quarter ended June 30, 2014 to its April 2014 outlook:

Second Quarter 2014 Results
Comparison to April 2014 Outlook

	Per Share
	FFO	Core FFO

Projected per share - April 2014 outlook (1)	$1.64	$1.66
Community NOI	0.05	0.05
JV income	0.05	0.01
Overhead and other	(0.03)	(0.02)
Q2 2014 per share reported results	$1.71	$1.70

(1) Represents the mid-point of the Company's April 2014 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "Our results for the second quarter and year to date are consistent with our original outlook. We expect improving economic conditions will continue to support apartment fundamentals resulting in strong earnings growth for the balance of 2014 from our existing operating communities as well as our lease-up portfolio."

Operating Results for the Quarter Ended June 30, 2014 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $23,675,000, or 6.1%, to $413,806,000.  This increase is primarily due to current and stabilized development communities and growth in Established Community revenue noted below.

The Company updated its Established Communities portfolio, as of April 1, 2014, primarily to incorporate the stabilized assets acquired as part of the Archstone acquisition. The Company's Established Communities' operating results for the three months ended June 30, 2014 include most of the stabilized operating communities acquired as part of the Archstone acquisition.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities as of April 1, 2014, which includes 51,524 apartment homes, average rental rates increased by 3.2%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 3.1%. Total revenue for Established Communities increased $9,814,000 to $329,993,000. Operating expenses for Established Communities increased $3,500,000, or 3.6%, to $99,990,000. Accordingly, NOI for Established Communities increased $6,314,000, or 2.8%, to $230,003,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the second quarter of 2014 compared to the second quarter of 2013:

Q2 2014 Compared to Q2 2013 (1)
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (2)
New England	3.1%	(1.2)%	7.4%	(0.9)%	14.7%
Metro NY/NJ	2.9%	—%	7.9%	0.9%	25.8%
Mid-Atlantic	(1.6)%	(0.5)%	9.9%	(6.7)%	16.5%
Pacific NW	6.7%	(0.7)%	5.7%	5.9%	4.7%
No. California	7.1%	0.3%	(8.8)%	13.7%	19.8%
So. California	3.4%	0.2%	0.5%	5.0%	18.5%
Total	3.2%	(0.1)%	3.6%	2.8%	100.0%
(1) Results based upon revised Established Communities as of April 1, 2014, which includes 51,524 apartment homes.
(2) Total represents each region's % of total NOI from the Company, including discontinued operations.

Operating Results for the Six Months Ended June 30, 2014
Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $108,970,000, or 15.4%, to $814,460,000.  This increase is primarily attributable to communities acquired as part of the Archstone acquisition, new developments and growth in Established Community revenue noted below.

The Company's Established Communities' operating results for the six months ended June 30, 2014 do not include any impact from communities acquired as part of the Archstone acquisition.

For Established Communities, which includes 37,137 apartment homes as determined at January 1, 2014, average rental rates increased by 4.1%, and were partially offset by a decrease in Economic Occupancy of 0.4%, resulting in an increase in rental revenue of 3.7%. Total revenue for Established Communities increased $17,041,000 to $479,923,000. Operating expenses for Established Communities increased $8,811,000, or 6.4%, to $146,043,000. Accordingly, NOI for Established Communities increased $8,230,000, or 2.5%, to $333,880,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2014 compared to the six months ended June 30, 2013:

YTD 2014 Compared to YTD 2013 (1)
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (2)
New England	3.4%	(1.1)%	8.9%	(1.2)%	14.7%
Metro NY/NJ	3.4%	(0.1)%	7.3%	1.6%	25.8%
Mid-Atlantic	(0.1)%	(0.5)%	8.2%	(3.9)%	16.8%
Pacific NW	6.5%	(0.9)%	7.3%	4.8%	4.7%
No. California	7.6%	0.3%	2.5%	9.6%	19.4%
So. California	4.3%	(0.3)%	3.0%	4.5%	18.6%
Total	4.1%	(0.4)%	6.4%	2.5%	100.0%
(1) Results based upon Established Communities as of January 1, 2014, which includes 37,137 apartment homes.
(2) Total represents each region's % of total NOI from the Company, including discontinued operations.

Development Activity

During the three months ended June 30, 2014, the Company engaged in the following development activity:

The Company completed the development of three communities: AVA University District, located in Seattle, WA; Avalon Morrison Park, located in San Jose, CA; and Avalon Ossining, located in Ossining, NY. These three communities contain an aggregate of 701 apartment homes and were constructed for an aggregate Total Capital Cost of $191,100,000.

The Company started the construction of four communities: Avalon Irvine III, located in Irvine, CA; Avalon Dublin Station II, located in Dublin, CA; Avalon Huntington Beach, located in Huntington Beach, CA; and Avalon West Hollywood, located in West Hollywood, CA. These communities will contain 1,080 apartment homes when completed and will be developed for an estimated Total Capital Cost of $421,400,000.

The Company also acquired an interest in two land parcels for development, one of which was acquired through a joint venture in which the Company holds a 70% investment interest, for an aggregate investment of $32,175,000. The Company anticipates starting construction of apartment communities on both of these land parcels during the next 12 months.

The Company added one development right. If developed as expected, this development right will contain 439 apartment homes and will be developed for an estimated Total Capital Cost of $200,000,000.

Overall development rights declined from $3.6 billion at March 31, 2014 to $3.2 billion at June 30, 2014.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Redevelopment Activity

During the three months ended June 30, 2014, the Company started the redevelopment of two Eaves branded communities which contain an aggregate of 407 apartment homes and will be redeveloped for an aggregate Total Capital Cost of $14,800,000, excluding costs incurred prior to the redevelopment. The Company also completed the redevelopment of two AVA branded communities containing an aggregate of 832 apartment homes for an aggregate Total Capital Cost of $25,400,000, excluding costs incurred prior to the redevelopment.

Disposition Activity

During the three months ended June 30, 2014, the Company sold two wholly-owned communities. Oakwood Philadelphia, located in Philadelphia, PA, which was acquired as part of the Archstone acquisition in 2013, contains 80 homes, was sold for $28,875,000, and resulted in a gain in accordance with GAAP of $3,268,000 and an Economic Gain of $1,754,000. Avalon Danvers, located in Danvers, MA, containing 433 homes, was sold for $108,500,000, and resulted in a gain in accordance with GAAP of $41,021,000 and an Economic Gain of $23,146,000. Avalon Danvers yielded an unleveraged IRR of 8.7% over a hold period of 8.6 years.

AvalonBay Value Added Fund, L.P. ("Fund I"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15.2%, sold three communities containing an aggregate 616 apartment homes for an aggregate sales price of $90,750,000. The Company's share of the total gain in accordance with GAAP was $2,972,000.

In July 2014, Fund I sold its final apartment community containing 108 apartment homes for $34,250,000.

The Residual JV, which consists of three limited liability companies entered into with Equity Residential, completed the disposition of substantially all of its indirect interest in German multifamily real estate assets and the associated property management company.  The Company received $37,992,000 for its proportionate share of proceeds from the dispositions during the three months ended June 30, 2014.

Liquidity and Capital Markets

At June 30, 2014, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $519,126,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-EBITDA for the second quarter of 2014 was 5.5 times.

New Financing Activity

In August 2012, the Company commenced a third continuous equity program (“CEP III”), under which the Company may sell up to $750,000,000 of shares of its common stock from time to time during a 36-month period. During the three months ended June 30, 2014, the Company sold 1,418,959 shares at an average sales price of $140.94 per share, for net proceeds of $196,984,000. As of June 30, 2014, the Company had $446,286,000 remaining authorized for issuance under this program.

In April 2014, in conjunction with certain requirements associated with the development of Avalon Natick, the Company entered into a $53,000,000 secured mortgage loan maturing in 2019, with an option to extend the maturity to 2024.  The mortgage is comprised of a $15,000,000 fixed rate note with an interest rate of 2.99% and a $38,000,000 variable rate note at LIBOR plus 2.00%.

In April 2014, the Company repaid $150,000,000 principal amount of its 5.375% coupon unsecured notes pursuant to their scheduled maturity.
In June 2014, in conjunction with the disposition of Oakwood Philadelphia, the Company repaid a fixed rate secured mortgage loan in the amount of $10,427,000 with an interest rate of 6.19% in advance of its November 2015 maturity date. In accordance with the requirements of the master credit agreement governing this and certain other secured borrowings, the Company repaid an additional $5,914,000 principal amount of secured borrowings for eight other operating communities. The Company incurred a charge for early debt extinguishment of $412,000.
In June 2014, in conjunction with the disposition of a Fund I operating community that was consolidated by the Company for financial reporting purposes, Fund I repaid its obligation to the Company under a fixed rate secured mortgage loan in the amount of $21,748,000 with an interest rate of 6.06% in advance of its October 2014 maturity date.
Third Quarter and Updated Full Year 2014 Outlook
During the year, the Company may update its financial outlook based in part on portfolio trend analysis, including actual rental rates and occupancy levels, in addition to considering changes in economic conditions which differ from the assumptions used in developing the Company’s outlook provided earlier in the year.
EPS, Projected FFO and Projected Core FFO Outlook

For the third quarter of 2014, the Company expects EPS in the range of $1.85 to $1.93 and expects Projected FFO per share in the range of $2.11 to $2.19. For the full year 2014, the Company expects EPS in the range of $5.60 to $5.76 and expects Projected FFO per share in the range of $7.18 to $7.34.

EPS and Projected FFO per share for the third quarter and full year 2014 are expected to be impacted by non-routine items, which include the Company’s recognition of its promoted interest from the expected sale of Avalon Chrystie Place, the operating community owned by CVP I, LLC, a joint venture in which the Company has a 20% equity ownership interest. Adjusting for the recognition of the Company’s promoted interest and other non-routine items as detailed in the Definitions and Reconciliations of this release, the Company expects Projected Core FFO per share for the third

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

quarter of 2014 to be in the range of $1.69 to $1.75, and $6.73 to $6.87 for the full year 2014.

Further detail of the Company's current full year 2014 outlook is available in the full earnings release.

Other Matters

The Company will hold a conference call on July 24, 2014 at 1:00 PM ET to review and answer questions about this release, its second quarter 2014 results and related matters. To participate on the call, dial 800-768-6569 domestically and 785-830-7992 internationally and use conference id: 1865958.

To hear a replay of the call, which will be available from July 24, 2014 at 6:00 PM ET to July 31, 2014 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally, and use conference id: 1865958. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company provides a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings before the market opens July 24, 2014.

About AvalonBay Communities, Inc.

As of June 30, 2014, the Company owned or held a direct or indirect ownership interest in 275 apartment communities containing 82,348 apartment homes in eleven states and the District of Columbia, of which 32 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,”

“intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2014 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 16, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 16 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2014	2013	2014	2013

Net income attributable to common stockholders	$158,086	$36,218	$299,825	$111,648
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	111,653	199,502	220,619	311,446
Distributions to noncontrolling interests, including
discontinued operations	9	8	17	16
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(449)	(1,472)	(449)	(10,824)
Gain on sale of previously depreciated real estate assets (1)	(46,813)	(33,682)	(84,682)	(118,173)

FFO attributable to common stockholders	$222,486	$200,574	$435,330	$294,113

Average shares outstanding - diluted	130,248,321	129,595,399	129,938,232	124,879,663

Earnings (loss) per share - diluted	$1.21	$0.28	$2.31	$0.89

FFO per common share - diluted	$1.71	$1.55	$3.35	$2.36

(1) Includes the impact of the non-controlling interest portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Core FFO is the Company's FFO as adjusted for the non-routine items outlined in the following table (dollars in thousands):

	Q2	Q2	YTD	YTD
	2014	2013	2014	2013 (2)
FFO, actual	$222,486	$200,574	$435,330	$294,113

Non-Routine Items
Archstone and other acquisition costs	17	3,573	30	43,387
Joint venture (gains) losses and costs	(3,951)	5,095	(6,057)	35,101
Interest rate protection agreement unrealized gain	—	(1,069)	—	(2,484)
Write-off of development rights and retail assets (1)	2,564	—	2,564	—
Compensation plan redesign and severance related costs	300	1,475	300	2,950
Business interruption insurance proceeds	(587)	—	(587)	—
Early extinguishment of debt	412	—	412	—
Gain on sale of land	—	(240)	—	(240)

Core FFO	$221,241	$209,408	$431,992	$372,827

Average shares outstanding - diluted	130,248,321	129,595,399	129,938,232	124,879,663

(1) Represents write-offs expensed by the Company during the quarter and year to date periods for development rights and a retail tenant individually in excess of $1,000.

(2) The Company issued unsecured notes and common stock for purposes of funding the Archstone acquisition in advance of closing the purchase.  This capital markets activity resulted in interest expense of $834 associated with the unsecured notes, and incremental weighted average shares of the Company’s common stock outstanding of 5,527,624 during the six months ended June 30, 2013. The Company has not included the impact of this capital markets activity as a non-routine adjustment for Core FFO.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  The Company also anticipates recognizing certain non-routine items in the third quarter and full year 2014. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year of 2014 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share is as follows:

	Low Range	High Range

Projected EPS (diluted) - Q3 2014	$1.85	$1.93
Projected depreciation (real estate related)	0.84	0.90
Projected gain on sale of operating communities	(0.58)	(0.64)
Projected FFO per share (diluted) - Q3 2014	2.11	2.19

Gain on Promoted Interest from sale of CVP I, LLC	(0.43)	(0.45)
Other	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2014	$1.69	$1.75

Projected EPS (diluted) - Full Year 2014	$5.60	$5.76
Projected depreciation (real estate related)	3.37	3.51
Projected gain on sale of operating communities	(1.79)	(1.93)
Projected FFO per share (diluted) - Full Year 2014	7.18	7.34

Gain on Promoted Interest from sale of CVP I, LLC	(0.43)	(0.45)
Other	(0.02)	(0.02)
Projected Core FFO per share (diluted) - Full Year 2014	$6.73	$6.87

 NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2014 (1)	2013 (1)	2014 (1)	2013 (1)	2014 (2)	2013 (2)
Net income	$172,197	$36,097	$141,599	$252,089	$313,796	$111,570
Indirect operating expenses, net of corporate income	12,343	10,852	10,818	10,881	23,161	19,894
Investments and investment management expense	1,137	1,096	979	836	2,116	2,110
Expensed acquisition, development and other pursuit costs	2,017	3,806	715	(991)	2,732	43,865
Interest expense, net	43,722	43,169	42,533	44,630	86,255	81,342
Loss on extinguishment of debt, net	412	—	—	14,921	412	—
General and administrative expense	10,220	11,345	9,236	8,312	19,456	21,384
Joint venture (income) loss	(7,710)	940	(5,223)	(5,090)	(12,933)	19,503
Depreciation expense	110,395	189,977	106,367	104,807	216,762	295,536
Gain on sale of real estate assets	(60,945)	(240)	—	—	(60,945)	(240)
Gain on sale of discontinued operations	—	(33,682)	(37,869)	(160,058)	(37,869)	(118,173)
Income from discontinued operations	—	(2,081)	(310)	(3,824)	(310)	(7,827)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(2,030)	(2,308)	(2,284)	(2,277)	(4,314)	(4,178)
NOI	$281,758	$258,971	$266,561	$264,236	$548,319	$464,786

Established:
New England	$30,759	$31,049	$29,416	$30,931	$58,590	$59,328
Metro NY/NJ	66,054	65,464	63,989	65,466	109,353	107,586
Mid-Atlantic	32,531	34,867	32,800	33,515	34,784	36,190
Pacific NW	11,554	10,914	11,200	10,671	18,591	17,741
No. California	47,498	41,788	45,000	42,654	65,364	59,622
So. California	41,607	39,607	39,659	38,969	47,198	45,183
Total Established	230,003	223,689	222,064	222,206	333,880	325,650
Other Stabilized - AvalonBay	32,589	21,024	30,435	29,062	49,130	31,251
Other Stabilized - Archstone	N/A	N/A	N/A	N/A	121,029	81,175
Development/Redevelopment	19,166	14,258	14,062	12,968	44,280	26,710
NOI	$281,758	$258,971	$266,561	$264,236	$548,319	$464,786

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2013 through December 31, 2013 or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at June 30, 2014 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2014	2013	2014	2013

Income from discontinued operations	$—	$2,081	$310	$7,827
Depreciation expense	—	6,349	—	10,619

NOI from discontinued operations	$—	$8,430	$310	$18,446

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$3,400	$3,574	$7,012	$6,813
Operating expenses real estate assets sold or held for sale, not classified as discontinued operations	(1,370)	(1,266)	(2,698)	(2,635)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$2,030	$2,308	$4,314	$4,178

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2014 (1)	2013 (1)	2014 (2)	2013 (2)

Rental revenue (GAAP basis)	$329,829	$319,952	$479,643	$462,657
Concessions amortized	1,146	1,067	730	864
Concessions granted	(888)	(983)	(830)	(168)

Rental Revenue with Concessions
on a Cash Basis	$330,087	$320,036	$479,543	$463,353

% change -- GAAP revenue		3.1%		3.7%

% change -- cash revenue		3.1%		3.5%

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2014 as well as prior years’ activities is presented elsewhere in the full earnings release.

Net Debt-to-EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2014 EBITDA, excluding joint venture income or loss.

Total debt principal (1)	$6,157,509
Cash and cash in escrow	(519,126)
Net debt	$5,638,383

Net income attributable to common stockholders	$158,086
Interest expense, net	43,722
Depreciation expense	110,395
EBITDA before impact of planned and actual disposition activity	$312,203

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	2,030
Gain on sale of communities	46,813
EBITDA	$263,360

Joint venture income	(7,710)
EBITDA, as adjusted	$255,650

EBITDA, as adjusted, annualized	$1,022,600

Net Debt-to-EBITDA	5.5 times

(1) Balance at June 30, 2014 excludes $4,889 of debt discount as reflected in unsecured notes, net, and $102,254 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

Interest Coverage is calculated by the Company as EBITDA, excluding joint venture income or loss, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA, as adjusted, and a calculation of Interest Coverage for the second quarter of 2014 are as follows (dollars in thousands):

Net income attributable to common stockholders	$158,086
Interest expense, net	43,722
Depreciation expense	110,395
EBITDA before impact of planned and actual disposition activity	$312,203

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	2,030
Gain on sale of communities	46,813
EBITDA	$263,360

Joint venture income	(7,710)
EBITDA, as adjusted	$255,650

Interest expense, net	$43,722

Interest Coverage	5.9 times

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2014 is as follows (dollars in thousands):

Year To Date
NOI
NOI for Established Communities	$333,880
NOI for Other Stabilized Communities - AvalonBay	49,130
NOI for Other Stabilized Communities - Archstone	121,029
NOI for Development/Redevelopment Communities	44,280
NOI for discontinued operations	310
NOI from real estate assets sold or held for sale, not classified as discontinued operations	4,314
Total NOI generated by real estate assets	552,943
NOI on encumbered assets	170,622
NOI on unencumbered assets	$382,321

Unencumbered NOI	69%

(1) Results based upon reportable operating segments as determined as of January 1, 2014.

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Initial Cost of Capital means (i) with respect to debt proceeds, the fixed rate of interest on the debt or, for floating rate debt, the initial interest rate at debt incurrence, (ii) with respect to the net proceeds from the sale of a community, the Initial Year Market Cap Rate reflected by the sales price, and (iii) with respect to the proceeds from the sale of common stock, 12 months forward projected per share FFO at the time of issuance, after adjustment for non-routine items, expressed as a percentage of the net proceeds per share of common stock sold.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for year to date 2014 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2013 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities as of January 1, 2014 do not include communities acquired as part of the Archstone acquisition.

Established Communities Effective April 1, 2014 includes communities that were owned and had Stabilized Operations as of April 1, 2013, and therefore includes communities acquired as part of the Archstone acquisition that had Stabilized Operations as of April

1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had Stabilized Operations as of April 1, 2013.

Other Stabilized Communities (includes Other Stabilized Communities - AvalonBay and Other Stabilized Communities - Archstone) as of January 1, 2014 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2013, but have stabilized occupancy as of January 1, 2014. Other Stabilized Communities as of January 1, 2014 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition. Beginning in the quarter ended June 30, 2014, most of the stabilized operating communities acquired as part of the Archstone acquisition were included in the Established Communities Effective April 1, 2014 portfolio.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.